Exhibit 10.28

PATENT PURCHASE AND LICENSE AGREEMENT

This Patent Purchase and License Agreement (this “Agreement”) is made as of March 22, 2005 by and between USA Payments, a Nevada corporation having its principal place of business at 643 River Oaks Parkway, San Jose, California 95134 (“Seller”), and Global Cash Access, Inc., a Delaware corporation having its principal place of business at 3525 East Post Road, Suite 120, Las Vegas, Nevada 89120 (“Buyer”).

Whereas, Seller is the owner of the entire right, title and interest in and to the Designated Patents;

Whereas, Buyer desires to purchase the entire right, title and interest in and to the Designated Patents;

Whereas, Seller desires to sell to Buyer the entire right, title and interest in and to the Designated Patents, subject to the retention of a non-exclusive license under the Designated Patents outside of the Buyer Field; and

Whereas, the parties desire for the sale, purchase and license contained herein to become effective upon the satisfaction of certain conditions precedent.

Now, Therefore, in consideration of the representations, covenants and other terms and conditions contained herein, the parties hereto agree as follows:

1. Definitions

For purposes of this Agreement, the following terms shall have the following meanings:

     1.1. “Buyer Field” shall mean the gaming industry, including without limitation the business of providing cash access services (including, without limitation, by way of automated teller machines) to patrons of gaming establishments. For purposes of clarification:

          (a) “cash access services,” as used in the foregoing sentence, includes “quasi-cash” transactions whereby credit cards and debit cards are used to purchase instruments that can be negotiated for cash; and

          (b) Buyer Field does not include non-gaming merchant operations (including but not limited to hotels, restaurants, retail shops, travel agencies or car rental agencies) conducted at establishments at which gaming activity occurs to the extent that such non-gaming merchant operations involve the sale or provision of goods or services other than money orders or gaming goods or services, but Buyer Field does include such non-gaming merchant operations to the extent that such non-gaming merchant operations (i) sell or otherwise provide money orders or gaming goods or services, or (ii) provide, enable, facilitate or permit ATM cash withdrawals, credit card cash advances or debit card cash access transactions in any establishment at which gaming activity occurs.

     1.2. “Designated Patents” shall mean (a) United States Patent No. 6,081,792 entitled “ATM and POS Terminal and Method of Use Thereof,” (which the parties hereby acknowledge is erroneously reflected in the records of the United States Patent and Trademark Office as being held by “USA Payment, Inc.”) and U.S. patent application Ser. No. 10/869754 entitled “ATM and POS Terminal and Method of Use Thereof,” (b) any parent or provisional patent application(s) upon which the priority of either of the foregoing patent or patent application is based, (c) all past, present and future divisionals, continuations, continuations-in-part, reexaminations, substitutions, reissues, extensions and renewals of any of the foregoing patents or patent applications in subsection (a) or (b), (d) all foreign counterparts of any of the foregoing patents or patent applications in subsection (a), (b), or (c), and (e) all patents that have issued or issue in the future (including the right to apply for such patents) from any of the foregoing patents or patent applications in subsection (a), (b), (c) or (d).

     1.3. “Licensed Product” shall mean any product or service now or hereafter made, used, sold, provided, operated or offered by or on behalf of Seller (including any finished product and any product used in the manufacture of another product) that falls within the scope of, or that utilizes any method or process which falls within the scope of, any of the claims of any Designated Patents, or that incorporates, or is itself, the subject invention of any Designated Patents, other than such products and services that have historically been provided exclusively to Buyer.

     1.4. “Subsidiary” shall mean, with respect to a party, any entity at least 50% of whose equity is owned directly or indirectly by such party.

2. Patent Transfer

     2.1 Assignment. Effective upon the Effective Date, Seller hereby irrevocably assigns, conveys, sells, grants and transfers to Buyer, its successors and assigns all of its rights, title and interest of every kind and character throughout the world in and to the Designated Patents to the full extent of its ownership or interest therein, including, without limitation:

          (a) all rights to causes of action and remedies related thereto (including, without limitation, the right to sue for past, present or future infringement, misappropriation or violation of rights related to the foregoing); and

          (b) any and all other rights and interests arising out of, in connection with or in relation to the Designated Patents, including without limitation the right to receive any royalties or other consideration relating to any license or similar permission within the Buyer Field.

     2.2 Recordation; Further Assurances. The parties shall execute and file with the United States Patent and Trademark Office the confirmatory assignment with respect to the Designated Patents attached hereto as Exhibit A.

     2.3 Correction of Recordation Error. Seller represents and warrants that on or prior to the date first set forth above, it has caused to be filed with the United States Patent and Trademark Office a request for corrective assignment to correct the name of the original assignee of United States Patent No. 6,081,792 from “USA Payment, Inc.” to “USA Payments” to correct the error referenced in the definition of “Designated Patents”. Following execution of this Agreement, Seller shall take all action at its own cost and expense, including, without limitation, the prompt execution and delivery of documents in recordable form, and otherwise use its commercially reasonable best efforts to correct the error referenced in the definition of “Designated Patents” as may be reasonably necessary to vest, secure, perfect, protect and enforce the rights and interests of Buyer in and to the Designated Patents and other patents, patent applications, and related rights assigned under Section 2.1 above. In any event, the foregoing recording error shall be corrected to Buyer’s reasonable satisfaction prior to the Effective Date.

     2.4 Appointment. In the event that Buyer is unable, after reasonable notice to Seller, for any reason whatsoever, to secure Seller’s signature to any document Seller is required to execute pursuant to this Section 2 to vest, secure, perfect, protect or enforce the rights and interests of Buyer in and to the Designated Patents, Seller hereby irrevocably designates and appoints Buyer and its duly authorized officers and agents as Seller’s agents and attorneys-in-fact, to act for and on its behalf and instead of Seller, to execute and file any such documents and to do all other lawfully permitted acts to further the purposes of Section 2 with the same legal force and effect as if executed by Seller.

     2.5 Certain Conditions Precedent. The transfer of interests in the Designated Patents in this Section 2 and the license grant in Section 3 are subject to and conditioned upon both of the following conditions precedent: (i) Seller obtaining the consent or acknowledgement by a majority in interest of the lenders under Global Cash Access, Inc.’s senior secured credit facilities that the consummation of the transactions contemplated by this Agreement will not constitute a breach of any provision of or event of default under that certain Credit Agreement, dated March 10, 2004, as amended, to which Seller is a party (the “Credit Agreement”), and (ii) the consummation of an underwritten initial public offering of equity securities by Global Cash Access Holdings, Inc. pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “IPO”). The date upon which both such conditions are first satisfied is referred to herein as the “Effective Date”.

3. License Grant-Back

     3.1 License Grant. Effective upon the Effective Date, and conditioned upon Seller’s correction of the recordation error in accordance with Section 2.3, Buyer hereby grants to Seller a non-exclusive, perpetual, irrevocable, fully paid up, royalty-free, non-transferable (except as set forth in Section 6.3), right and license under United States Patent No. 6,081,792 and U.S. patent application Ser. No. 10/869754 entitled “ATM and POS Terminal and Method of Use Thereof” (including any patent that issues thereon) to (a) make, have made, use, sell, offer to sell and import any products and services solely for use and distribution outside of the Buyer Field, (b) practice any methods or processes solely outside of the Buyer Field, and (c) sublicense to third parties the rights granted to Seller under subsections (a) and (b) above. For purposes of clarification, Seller shall have no right to grant any sublicenses under the Designated Patents within the Buyer Field, and nothing contained in this Agreement shall prohibit Buyer from granting additional licenses under the Designated Patents in any field of use for any products or services. Seller shall use commercially reasonable efforts to ensure that its customers and distributors, and its sublicensees’ and their respective customers and distributors, do not directly or indirectly use such products or services to make, have made, use, sell, offer to sell, or import any products or services in the Buyer Field (such efforts shall include, without limitation, contractual restrictions on use and distribution consistent with this Agreement, and shall provide that Buyer is a third party beneficiary for the purpose of enforcing any such contractual restriction).

     3.2 No Implied Licenses. Except as expressly set forth in Section 3.1, Buyer grants no rights or licenses under the Designated Patents to Seller, including, without limitation, any implied rights or licenses that may otherwise arise out of this Agreement or the activities of the parties hereunder.

4. Payment

     4.1 Purchase Price. Buyer shall pay to Seller by wire transfer the sum of ten million US dollars (US$10,000,000.00) within one (1) business day following the actual receipt by Buyer of the proceeds of the IPO allocable to the Buyer.

     4.2 Taxes. Buyer shall pay, and shall indemnify and hold Seller harmless from, all taxes, duties and levies directly imposed by all federal, state, local or other taxing authorities (including, without limitation, export, sales, use, excise, and value-added taxes) based on the transactions or payments under this Agreement, other than taxes imposed or based on Seller’s net income.

5. Representations and Warranties; Covenants

     5.1 Mutual Representations and Warranties. Each party represents and warrants that it has the power and authority to enter into this Agreement and to perform its obligations hereunder, that this Agreement is binding on and enforceable against the parties in accordance with its terms, and that compliance by each party with its obligations hereunder shall not conflict with or result in a breach of any agreement to which such party is a party or is otherwise bound.

     5.2 Seller Representations and Warranties. Seller represents and warrants that, as of the Effective Date:

          (a) Seller is the lawful owner of all right, title and interest in and to the Designated Patents, and has the unrestricted right to assign such right, title and interest to Buyer free and clear of any encumbrances, liens, registrations or claims of any nature.

          (b) To Seller’s knowledge, the Designated Patents are valid and enforceable.

          (c) The Designated Patents (i) to Seller’s knowledge, are valid, subsisting and in full force and effect, (ii) have not been abandoned or passed into the public domain and (iii) to Seller’s knowledge, are free and clear of any encumbrances.

          (d) Seller has not granted any licenses of or any other rights under the Designated Patents to any person other than to Buyer.

          (e) To Seller’s knowledge, all necessary registration, maintenance and renewal fees in connection with the Designated Patents have been paid and all necessary documents and certificates in connection with the Designated Patents have been filed with the U.S. Patent and Trademark Office (the “PTO”) for the purposes of maintaining the Designated Patents. To Seller’s knowledge, there are no actions that must be taken by Seller within one hundred twenty (120) days following the Effective Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing the Designated Patents.

          (f) To Seller’s knowledge, there is no action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation by or before any governmental authority (including the PTO) anywhere in the world related to the Designated Patents other than litigation to which Buyer is a party as of the date hereof.

          (g) To Seller’s knowledge, the Designated Patents are not subject to any decree, order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or that may affect the validity, use or enforceability of the Designated Patents.

          (h) The Designated Patents will be fully transferable, alienable and licensable by Buyer without restriction (subject to the license granted to Seller under this Agreement) and without payment of any kind to any third party.

          (i) Seller has no right, title or interest in or to any patent or patent application (excluding the Designated Patents) that reads on or is infringed by any of Buyer’s businesses, products or services as such businesses, products and services are operated and provided as of the Effective Date.

     5.3 Buyer’s Obligation to Maintain Patent. Except as otherwise expressly set forth herein, from and after the Effective Date, Seller shall have no obligation to pay any maintenance fees for the Designated Patents or take any other actions to maintain the Designated Patents, including without limitation any steps to defend against any allegation that any Designated Patent is invalid or otherwise unenforceable. In the event the validity or other unenforceability of a Designated Patent is challenged, Buyer shall promptly notify Seller in writing of such challenge, and if Buyer does not defend against such challenge within ninety (90) days of receipt of written notice from Seller of Seller’s desire to defend against a claim of invalidity or other unenforceability, then Seller may, at its own cost and expense, defend against such challenge on Buyer’s behalf, and (a) Buyer shall join such action as a party and cooperate in such defense, and (b) Buyer will be represented in such action by Seller’s counsel and at Seller’s cost and expense, unless Buyer elects to retain its own counsel at its sole cost and expense. Buyer shall provide all cooperation reasonably necessary for the defense against such claim or challenge (including providing testimony, documents and records relating to the Designated Patents) and Seller shall reimburse Buyer for all reasonable costs and expenses incurred by Buyer in connection therewith. Seller shall be entitled to recovery of any damages or any settlement amounts resulting from any such action.

     5.4 Third Party Infringement.

          (a) Buyer shall have the sole and exclusive right to initiate any lawsuit (or to decline to initiate such a lawsuit) against a third party for infringement of any claims of any Designated Patent within the Buyer Field. Seller agrees to join as a party plaintiff in any such lawsuit initiated by Buyer, if requested by Buyer. In such case, Seller will be represented in the lawsuit by Buyer’s counsel and at Buyer’s cost and expense, unless Seller elects to retain its own counsel at its sole cost and expense. Seller shall provide all cooperation reasonably necessary for the prosecution of any such lawsuit (including providing testimony, documents, and records relating to the Designated Patents) and Buyer shall reimburse Seller for all reasonable costs and expenses incurred by Seller in connection therewith. Buyer shall be entitled to any recovery of damages or any settlement amounts resulting from any such lawsuit.

          (b) Each party shall notify the other party in writing of any suspected infringement of a Designated Patent outside the Buyer Field and shall inform the other party of any evidence of such infringement. Buyer shall have the first right to institute suit for any such infringement. Seller agrees to join as a party plaintiff in any such lawsuit initiated by Buyer, if requested by Buyer. In such case, Seller will be represented in the lawsuit by Buyer’s counsel and at Buyer’s cost and expense, unless Seller elects to retain its own counsel at its sole cost and expense. However, if Buyer does not institute suit for infringement(s) within ninety (90) days of receipt of written notice from Seller of Seller’s desire to pursue a suit for infringement, then Seller may, at its own cost and expense, bring suit for infringement(s) and (i) Buyer shall join such action as a party and cooperate in such action, and (ii) Buyer will be represented in such action by Seller’s counsel and at Seller’s cost and expense, unless Buyer elects to retain its own counsel at its sole cost and expense; provided, however, that notwithstanding the foregoing Seller shall in no event be entitled to file or prosecute any lawsuit or otherwise bring any claim under the Designated Patents against any entity that is at such time a supplier to, or customer of, Buyer. Each party shall be entitled to any recovery of damages resulting from a lawsuit brought by it, and, in the event both Seller and Buyer are parties to any lawsuit, Seller and Buyer shall share in any recovery in an amount proportionate to their respective proved damages. Neither party may settle with an infringer without the prior approval of the other party if such settlement would affect the rights of the other party under the Designated Patents.

          (c) After the Effective Date, Buyer shall be responsible for and shall have full control over the litigation currently pending in the United States District Court, District of Nevada in which both Seller and Buyer are co-plaintiffs against U.S. Bancorp d/b/a U.S. Bank, Certegy Inc., Certegy Check Services, Inc., Game Financial Corporation and GameCash, Inc. (the “Existing Litigation”). All attorneys fees and expenses arising after of the Effective Date with respect to counsel retained on behalf of Buyer shall be paid by Buyer (even if such counsel is jointly retained for Buyer and Seller). Seller shall have the right to retain separate counsel at its own cost and expense with respect to the Existing Litigation. All damages, settlement proceeds, fees and other proceeds of the Existing Litigation shall be paid to Buyer.

     5.5 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 5, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT, OR ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

6. Miscellaneous

     6.1 Marking; Requests for Disclosure. From and after the Effective Date, Seller shall mark all Licensed Products manufactured, used, sold, offered, operated or provided by Seller or any of its sublicensees under this Agreement with such patent notice as may be required under Title 35, United States Code or other applicable rules or regulations in foreign jurisdictions. With respect to the Designated Patents, Seller and its sublicensees shall respond to any request for disclosure under 35 U.S.C. § 287(b)(4)(B) only by notifying Buyer of the request for disclosure. Seller shall be responsible for compliance by its sublicensees with the terms and conditions of this Section 6.1 to the same extent as Seller itself, and such sublicensees shall agree in writing that they are subject to the terms and conditions of this Section 6.1 and that Buyer shall have a right of action against the sublicensees to the same extent as Seller itself.

     6.2 Notice. All notices required or permitted to be given hereunder shall be in writing and shall be hand delivered or sent by certified or registered mail, private industry express courier (with written confirmation of receipt) or facsimile (with a confirmation letter of the facsimile) to the address specified below or to such changed address as may have been previously specified in writing by the addressed party:

          If to Seller:

USA Payments
643 River Oaks Parkway
San Jose, California 95134
Attention: Robert Cucinotta
Telephone: (408) 922-0635
Facsimile: (408) 922-0463

          If to Buyer:

Global Cash Access, Inc.
3525 East Post Road, Suite 120
Las Vegas, Nevada 89120
Attention: Kirk Sanford
Telephone (702) 855-3006
Facsimile: (702) 262-5039

Each such notice shall be effective upon receipt.

     6.3 Nonassignability. Seller shall not, and shall have no right to, assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Buyer; provided, however, such consent shall be deemed to have been given by Buyer to Seller in the event of an assignment or transfer of rights to any Subsidiary of Seller or any entity that acquires all or substantially all of Seller’s assets or equity interests or with which Seller merges, including without limitation any corporate form into which Seller converts or with whom Seller merges, or in the event of the grant of a security interest, lien, or other mortgage in this Agreement and the rights granted hereunder or the realization, enforcement or foreclosure thereunder whether by Seller or any secured creditor. For the avoidance of doubt, and without limiting the foregoing, it is expressly agreed that nothing in this Agreement shall prohibit Seller (including, without limitation, Seller as a debtor in possession or a trustee in bankruptcy on behalf of Seller’s bankruptcy estate) from assuming, or from assuming and assigning, this Agreement pursuant to section 365 of title 11 of the United States Code (the “Bankruptcy Code”) in a case under the Bankruptcy Code in which Seller is a debtor (or under any similar law in any similar proceeding then available to Seller, or a secured creditor of Seller, under applicable state or federal law, including, without limitation, bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar state or federal laws relating to the enforcement of creditors’ rights generally, or under general principles of equity) and Buyer shall be deemed to have consented to any such assumption, or assumption and assignment, of this Agreement. In particular, and without limiting the foregoing, Buyer hereby consents to the assumption, and to the assumption and assignment, of this Agreement by Seller, including without limitation Seller as a debtor in possession or a trustee in bankruptcy on behalf of Seller’s bankruptcy estate, for all purposes under section 365 of the Bankruptcy Code including without limitation section 365(c)(1)(B) of the Bankruptcy Code (in the event that section 365(c)(1)(A) of the Bankruptcy Code is applicable). In the event that Seller becomes a debtor in a case under the Bankruptcy Code, on request of Seller as a debtor in possession or a trustee appointed or elected in such case, Buyer agrees to promptly reaffirm in writing its consent to the assumption, or the assumption and assignment, of this Agreement for all purposes under section 365 of the Bankruptcy Code. Except as otherwise permitted herein, any purported assignment or transfer of this Agreement or the license herein without the prior written consent of Buyer shall be null and void.

     6.4 Governing Law; Dispute Resolution. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court in the Northern District of California or in state court in Santa Clara County, California, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

     6.5 No Waiver. Any failure of either party to enforce, at any time or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce such provisions.

     6.6 Severability. If any term, clause or provision of this Agreement shall be determined to be invalid, the validity of any other term, clause or provision shall not be affected; and such invalid term, clause or provision shall be deemed deleted from this Agreement.

     6.7 Headings. The headings and captions used in this Agreement are for convenience only and shall not be considered in construing or interpreting this Agreement.

     6.8 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with regard to the subject matter hereof and merges and supersedes all prior and contemporaneous discussions, negotiations, understandings and agreements between the parties concerning the license and rights in and to the Designated Patents, including, without limitation, that certain Patent License Agreement between Buyer and Seller effective as of March 10, 2004 (as amended by that certain Letter Agreement Related to Technology dated as of May 13, 2004), which shall be superseded to the extent inconsistent with this Agreement. Each party expressly waives any implied right or obligation concerning the subject matter hereof. This Agreement may be modified only by an instrument in writing signed by both Seller and Buyer.

     6.9 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument binding upon the parties.

In Witness Whereof, the parties have caused this Agreement to be executed by their duly authorized representatives:

USA Payments		Global Cash Access, Inc.

By:	/s/ Robert Cucinotta	By:	/s/ Kirk Sanford

	Robert Cucinotta, Secretary		Kirk Sanford, Chief Executive Officer

Date: March 22, 2005		Date: March 22, 2005

Exhibit A

In the United States Patent and Trademark Office

Assignment

Whereas, USA Payments, a Nevada corporation, with offices at 643 River Oaks Parkway, San Jose, California 95134 (“ASSIGNOR”) owns the patent registrations and applications listed in Schedule 1 attached hereto and incorporated herein by this reference (“PATENTS”); and

Whereas, Global Cash Access, Inc., a Delaware limited liability company, with offices at 3525 East Post Road, Suite 120, Las Vegas, Nevada 89120 (“ASSIGNEE”), desires to acquire all of the right, title and interest of ASSIGNOR in, to and under the PATENTS;

Whereas, ASSIGNOR and ASSIGNEE have entered into a certain Patent Purchase and License Agreement dated as of March 18, 2005, assigning, among other things, all right, title and interest in and to the PATENTS from ASSIGNOR to ASSIGNEE;

Now, Therefore, in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration paid by ASSIGNEE to ASSIGNOR, the receipt and sufficiency of which hereby is acknowledged, ASSIGNOR does hereby sell, assign, transfer and convey unto ASSIGNEE its entire right, title and interest in and to the PATENTS, including all divisionals, continuations, continuations-in-part, reexaminations, substitutions, reissues, extensions and renewals of the applications and registrations for the PATENTS (and the right to apply for any of the foregoing); all rights to causes of action and remedies related thereto (including, without limitation, the right to sue for past, present or future infringement, misappropriation or violation of rights related to the foregoing); and any and all other rights and interests arising out of, in connection with or in relation to the PATENTS.

In Witness Whereof, ASSIGNOR has caused this Assignment to be duly executed by an authorized officer on this ___day of ___, 2005.

By:

Name:

Title:

STATE OF	)

) ss.
COUNTY OF	)

     On                                         , 2005, before me, the undersigned notary public in and for said County and State, personally                                          appeared                                                                                                                                                                                                                                                   ,

personally known to me [or]

proved to me on the basis of satisfactory evidence

to be the person(s) whose name(s)                                          subscribed to the within instrument and acknowledged to me that                                          executed the same in                                          authorized capacity(ies) and that, by                                          signature(s) on the instrument, the person(s) or the entity(ies) upon behalf of which the person(s) acted executed the instrument.

Witness my hand and official seal.

My commission expires on

Schedule 1

Patents

United States Patent No. 6,081,792 entitled “ATM and POS Terminal and Method of Use Thereof.”

U.S. patent application Ser. No. 10/869754 entitled “ATM and POS Terminal and Method of Use Thereof.”